April 2009

Pricing Sheet dated April 23, 2009 relating to
Preliminary Terms No. 69 dated March 25, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM
PRICING TERMS – APRIL 23, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$9,061,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
Maturity date:	April 30, 2012
Principal protection:	90% at maturity
Interest:	None
Underlying commodity index:	Dow Jones–AIG Commodity IndexSM
Payment at maturity:
▪    If the final index value is greater than the initial index value, $1,000 + supplemental redemption amount
In no event will the payment at maturity exceed the maximum payment amount.
▪    If the final index value is less than or equal to the initial index value,
$1,000 x (final index value/initial index value)
This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value.  However, under no circumstances will the payment at maturity on the notes be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $800.
Participation rate:	100%
Maximum payment amount:	$1,800 per note (180% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	$109.73, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	April 23, 2012, subject to postponement for certain market disruption events.
CUSIP:	617482EX8
ISIN:	US617482EX88
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.0%	98.0%
Total	$9,061,000	$181,220	$8,879,780
(1)      The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.
(2)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
“Dow Jones,” “AIG®,” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG Financial Products Corp. (“AIG-FP”) or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 69 dated March 25, 2009
Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.